UNITED STATES SECURITIES
AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) February 23, 2005

 IKON Office Solutions, Inc.

(Exact name of registrant as specified in its charter)

OHIO (State or other jurisdiction of incorporation)	File No. 1-5964 (Commission File Number)	23-0334400 (IRS Employer Identification Number)

  70 Valley Stream Parkway, Malvern, Pennsylvania      19355

Registrant’s telephone number, including area code: (610) 296-8000

                       Not Applicable
(Former name or former address, if changed since last report)

        Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

         ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

         ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

         ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

         ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 2 – Financial Information

Item 2.05.   Costs Associated with Exit or Disposal Activities.
and
Item 2.06.  Material Impairments.

Consistent with information we provided during our first quarter earnings announcement, we have committed to several actions to reduce costs, increase productivity and improve our operating income. These actions were approved by our board of directors on February 23, 2005. The actions involve our operations in Business Document Services, Legal Document Services and Mexico, North American field organization and corporate support staff. These efforts will help us create a more cost-effective structure and improve our competitiveness.

The actions described below will result in the elimination of approximately 1,500 positions in North America.

The principal actions are as follows:

o	Business Document Services
We are exiting this business, which provides off-site document management solutions for businesses, including outsourced digital print and fulfillment services. This segment of the industry continues to commoditize and does not offer us an attractive revenue and profitability model. Exiting this business will allow us to focus our investments on opportunities that provide the best revenue and operating income growth potential. The pretax charges related to this action are estimated to be in the range of $18 million to $28 million. We expect to report the results of this business as discontinued operations.

o	Legal Document Services
We offer specialized off-site document management solutions for the legal industry, including document imaging, coding and conversion services, legal graphics and electronic discovery, through 82 sites in North America. We are reducing the number of sites to 65, which will provide us with cost flexibility and cost savings. This business remains strategically important to us, and we will continue to actively serve this market across North America. The pretax charges related to this action are estimated to be in the range of $3 million to $4 million.

o	Field Organization and Corporate Support Staff
In February, we began reorganizing our field structure in North America to serve our customers in a more cost-effective manner, while maximizing sales potential. We are expanding the geographic coverage under certain area vice presidents, allowing us to reduce the number of our marketplaces. By streamlining the field leadership structure and reducing other corporate support staff, we will be able to save costs while maintaining our sales capabilities and the service provided to our customers. The pretax charges related to this action are estimated to be in the range of $11 million to $12 million.

o	Operations in Mexico
We have sold substantially all of our operations in Mexico. The sale will allow us to re-position our resources to serve our larger customers more effectively and efficiently. We will continue to serve our national and multi-national customers through locations in Mexico City, Monterrey and Guadalajara and operate our remanufacturing facility located in Tijuana. We expect to incur a pretax loss on the sale of approximately $6 million to $8 million.

The total pretax charges associated with the actions described above include severance expenses, asset impairments, contract costs, loss on the sale of a business, and other charges estimated to be in the range of $38 million to $52 million, or $0.18 to $0.25 per diluted share, a significant portion of which is expected to be reported in the second quarter of fiscal 2005, with the remainder to be taken through the rest of the fiscal year. These charges include those related to reporting the results of Business Document Services as discontinued operations. The estimated after tax cash expenditures total approximately $17 million to $25 million and consist primarily of severance payments and lease termination costs. We expect to complete the actions described above by the end of fiscal 2005.

Excluding the charges discussed above and those related to expensing stock options beginning in the fourth quarter of fiscal 2005, our previously communicated expectation of $0.63 to $0.68 earnings per diluted share for fiscal 2005 remains unchanged, and we expect to improve this performance as we move into fiscal 2006.

This report includes information that constitutes forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include, but are not limited to, statements relating to: the estimated charges we expect to incur as a result of the actions described in this report; earnings and cost-savings projections; growth potential; our ability to be cost-efficient and competitive; and the estimated completion date of the actions described in this report. Although IKON believes the expectations contained in such forward-looking statements are reasonable, it can give no assurances that such expectations will prove correct. Such forward-looking statements are based upon management’s current plans or expectations and are subject to a number of risks and uncertainties, including, but not limited to: risks and uncertainties relating to conducting operations in a competitive environment and a changing industry; risks and uncertainties associated with existing or future vendor relationships; and general economic conditions. Certain additional risks and uncertainties are set forth in IKON’s 2004 Annual Report on Form 10-K filed with the Securities and Exchange Commission. As a consequence of these and other risks and uncertainties, IKON's current plans, anticipated actions and future financial condition and results may differ materially from those expressed in any forward-looking statements.

Section 9 – Financial Statements and Exhibits

Item 9.01.   Financial Statements and Exhibits.

The following exhibits shall be deemed to be filed or furnished, depending on the relevant item requiring such exhibit, in accordance with the provisions of Item 601 of Regulation S-K:

(99)	Press Release Dated March 1, 2005.

SIGNATURE

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

IKON OFFICE SOLUTIONS, INC.
By: /s/ Robert F. Woods Robert F. Woods Senior Vice President and Chief Financial Officer

Dated: March 1, 2005